Exhibit 1.01

CONFLICT MINERALS REPORT OF

SUPREME INDUSTRIES, INC.

FOR THE REPORTING PERIOD FROM

JANUARY 1 TO DECEMBER 31, 2014

I.                                        Introduction

This is the Conflict Minerals(1) Report of Supreme Industries, Inc. (“we,” “our,” “us,” “Supreme,” or the “Company”) prepared for calendar year 2014 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “Act”). Numerous terms in this Report are defined in Rule 13p-1 of the Act and Form SD and the reader is referred to those sources, and also to Release No. 34-67716 (August 22, 2012) (the “Adopting Release”) for such definitions.

In accordance with Rule 13p-1, we undertook efforts to determine whether the necessary conflict minerals in our products were or were not “DRC conflict-free.” The Company designed its efforts in conformity, with the internationally recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas(2) (“OECD Due Diligence Guidance”) and related Supplements.

The statements below are based on the reasonable country of origin inquiry (“RCOI”) and due diligence performed, in good faith, by Supreme and on the infrastructure and information available at the time of this filing. There are factors that could affect the accuracy of these statements. These factors include, but are not limited to, incomplete supplier or smelter data, errors or omissions by suppliers or smelters, evolving definition and confirmation of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding the Securities and Exchange Commission (“SEC”) final rules, all instances of conflict minerals necessary to the functionality or manufacturing of Supreme’s products possibly not yet having been identified, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the relevant protocols, oversights or errors in conflict free smelter audits, Covered Countries sourced materials being declared secondary materials, companies going out of business in 2014, certification programs being not equally advanced for all industry segments and metals, and smuggling of conflict minerals from the Covered Countries to countries beyond the Covered Countries.

(1)  The term “conflict mineral” is defined in Form SD as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (the “Covered Countries”).

(2)  OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing. http://dx.doi.org/10.1787/9789264185050-en

II.                                   Design of Conflict Minerals Program

The Company designed its conflict minerals program to conform, in all material respects, with the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold, specifically as they relate to our position in the minerals supply chain as a “downstream” company:

Step 1:          Establish strong company management systems

Step 2:          Identify and assess risks in the supply chain

Step 3:          Design and implement a strategy to respond to identified risks

Step 4:          Carry out independent third-party audit of smelter/refiner’s due diligence practices

Step 5:          Report annually on supply chain due diligence.

III.                              Due Diligence Measures Performed by Supreme Industries, Inc.

The following describes the measures taken to reasonably determine the country of origin and to exercise due diligence in the mineral supply chain in conformance with the OECD Due Diligence Guidance.

Step 1: Establish strong company management systems

a.              Conflict minerals team — Supreme established a conflict minerals team that includes individuals from the appropriate business departments, including legal, accounting, and procurement. The team was structured to ensure critical information, including the Company policy, reached relevant employees and suppliers.

b.              Conflict minerals policy — Supreme adopted and published a policy establishing the expectations of our suppliers. The policy can be found at www.supremecorp.com. It is periodically reviewed and will be updated, if necessary.

c.               Internal engagement — We held internal meetings to educate relevant employees on our conflict minerals program and reporting obligations.

d.              Supplier engagement — Supreme provided educational information to our queried suppliers. Suppliers were provided information on the conflict minerals disclosure requirements as well as our internal process for developing, implementing, and documenting a conflict minerals compliance program.

e.               Company level grievance mechanism — As recommended by the OECD Due Diligence Guidance, Supreme established a grievance mechanism as a risk-awareness system for conflict minerals issues. All Supreme employees and suppliers can communicate directly and confidentially with our general counsel’s office.

f.               Records management — Supreme maintains records relating to our conflict minerals program in accordance with the recommended record retention guidelines.

Step 2: Identify and assess risks in the supply chain

We performed the following steps as part of our risk assessment process:

a.              Identified products in scope — Our conflict minerals team conducted a review of the products manufactured or contracted to be manufactured during the period from January 1 to December 31, 2014 to identify products that should be deemed in-scope as described by the Adopting Release.

b.              Conducted Reasonable Country of Origin Inquiry — Supreme utilized the industry-developed Conflict Minerals Reporting Template (“CMRT”) to query for conflict minerals information the suppliers who provide material and components for the products deemed in-scope by our conflict minerals team. We evaluated the responses from the templates submitted by our suppliers to determine our reporting obligation based on this RCOI.

c.               Completed additional follow-up — Supreme contacted direct suppliers that did not respond to our request for conflict minerals information by the requested date.  We also worked to clarify and validate the information provided by our suppliers.

d.              Identify smelters/processors — Supreme collected a list of smelters/processors that are in our supply chain by utilizing the CMRT.

Step 3: Design and implement a strategy to respond to identified risks

We performed the following steps as part of our risk management plan:

a.              Designed and implemented a plan — Supreme established risk rating criteria to evaluate suppliers based on the responses provided within their CMRT as well as any additional documentation furnished to support those responses. The resulting risk ratings were used to develop specific supplier outreach and education to address the identified risks.

b.              Verify smelters — As part of the risk mitigation process, the Company reconciled the list of smelters collected from suppliers to the list of smelter facilities designated as “conflict-free” by the Conflict-Free Sourcing Initiative’s (“CFSI”) Conflict-Free Smelter Program. We have provided a list of our smelters and their designation according to the CFSI’s Conflict-Free Smelter Program under “Processing Facilities.”

Step 4: Carry out independent third-party audit of smelter / refiner’s due diligence practices

The Company, as a purchaser of component parts, is many steps removed from the mining of conflict minerals, as well as the smelters and refiners who provide minerals and ore. The Company does not purchase raw ore or unrefined conflict minerals, and conducts no purchasing activities directly in the Covered Countries. Therefore, the Company does not perform or direct audits of smelters and refiners within its supply chain.

Step 5: Report on supply chain due diligence

The Company reports on our supply chain due diligence policies and practices by filing a Form SD and Conflict Minerals Report, if necessary, with the SEC, as required. Accordingly, this Conflict Minerals

Report has been filed with the SEC and has been made publicly available on our website at www.supremecorp.com.

IV.                               Product Description

Supreme manufactures specialized commercial vehicles that are attached to a truck chassis, including truck bodies, trolleys, and specialty vehicles.  The truck chassis, which consists of an engine, drivetrain, a frame with wheels, and in some cases a cab, is manufactured by third parties who are major automotive or truck companies.  Supreme integrates a wide range of options into its products including liftgates, back-up cameras, security systems, remote locks, lighting, and refrigeration equipment, and other custom equipment at the request of customers.  Both the chassis and various components of Supreme’s products may contain conflict minerals.

V.                                    Product Determination

On the basis of the due diligence process described above, the suppliers surveyed identified certain smelters and processors whose sourcing of conflict minerals remains undetermined, as reflected in the list under “Processing Facilities.” Not all of our products contain conflict minerals, nor do all of our products which contain conflict minerals use conflict minerals processed from facilities categorized as undetermined in the list. However, since we are unable to determine which facility processed all conflict minerals contained in our products we cannot state with the greatest possible certainty that all of our products that contain conflict minerals are “DRC conflict-free.”

Processing Facilities — Based on our due diligence process and the information received from our suppliers, the following facilities may have been used to process conflict minerals used in our products.

Mineral	Smelter Name	Country	Conflict-Free Status
Gold	Metalor USA Refining Corporation	UNITED STATES	Conflict-Free
Gold	Royal Canadian Mint	CANADA	Conflict-Free
Gold	Argor-Heraeus SA	SWITZERLAND	Conflict-Free
Gold	Solar Applied Materials Technology Corp.	TAIWAN	Conflict-Free
Gold	Heraeus Ltd. Hong Kong	HONG KONG	Conflict-Free
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Conflict-Free
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conflict-Free
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conflict-Free
Tin	OMSA	BOLIVIA	Conflict-Free
Tin	PT Bukit Timah	INDONESIA	Conflict-Free
Tin	PT Timah (Persero), Tbk	INDONESIA	Conflict-Free
Tin	Thaisarco	THAILAND	Conflict-Free
Tin	Minsur	PERU	Conflict-Free
Tin	PT Tambang Timah	INDONESIA	Conflict-Free
Tin	Yunnan Tin Company, Ltd.	CHINA	Conflict-Free
Tin	Mineração Taboca S.A.	BRAZIL	Conflict-Free
Tin	EM Vinto	BOLIVIA	Conflict-Free
Tin	Cooper Santa	BRAZIL	Conflict-Free
Tin	Alpha	UNITED STATES	Conflict-Free
Tin	PT Koba Tin	INDONESIA	Not Determined
Tin	PT DS Jaya Abadi	INDONESIA	Conflict-Free
Tin	Metallo Chimique	BELGIUM	Not Determined
Tin	PT Bangka Putra Karya	INDONESIA	Conflict-Free
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA	Conflict-Free
Tin	Dongguan City Jiubo Electric Science and Technology Co., LTD.	CHINA	Not Determined
Tin	CV United Smelting	INDONESIA	Conflict-Free
Tin	Fenix Metals	POLAND	Not Determined
Tin	China Tin Group Co., Ltd.	CHINA	Not Determined
Tin	Magnu’s Minerais Metais e Ligas LTDA	BRAZIL	Conflict-Free
Tin	Mitsubishi Materials Corporation	JAPAN	Conflict-Free
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Conflict-Free
Tin	PT REFINED BANGKA TIN	INDONESIA	Conflict-Free
Tin	PT Sariwiguna Binasentosa	INDONESIA	Conflict-Free
Tin	PT Tinindo Inter Nusa	INDONESIA	Conflict-Free
Tin	Rui Da Hung	TAIWAN	Not Determined
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Conflict-Free

Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	Not Determined
Tin	Gejiu Zi-Li	CHINA	Not Determined
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	Not Determined
Tin	PT Bangka Tin Industry	INDONESIA	Conflict-Free
Tin	PT Belitung Industri Sejahtera	INDONESIA	Conflict-Free
Tin	China Rare Metal Materials Company	CHINA	Conflict-Free
Tin	Jiangxi Nanshan	CHINA	Not Determined
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Not Determined
Tin	Linwu Xianggui Smelter Co	CHINA	Not Determined
Tin	Minmetals Ganzhou Tin Co. Ltd	CHINA	Not Determined
Tin	PT Babel Inti Perkasa	INDONESIA	Conflict-Free
Tin	PT DS Jaya Abadi	INDONESIA	Conflict-Free
Tin	PT Mitra Stania Prima	INDONESIA	Conflict-Free
Tin	PT Prima Timah Utama	INDONESIA	Conflict-Free
Tin	Soft Metais, Ltda.	BRAZIL	Conflict-Free
Tin	Melt Metais e Ligas S/A	BRAZIL	Conflict-Free
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA	Not Determined
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA	Not Determined
Tin	PT Artha Cipta Langgeng	INDONESIA	Conflict-Free
Tin	CV Serumpun Sebalai	INDONESIA	Not Determined
Tin	CV Gita Pesona	INDONESIA	Not Determined
Tin	CV JusTindo	INDONESIA	Not Determined
Tin	CV Makmur Jaya	INDONESIA	Not Determined
Tin	CV Nurjanah	INDONESIA	Not Determined
Tin	Dowa	JAPAN	Conflict-Free
Tin	PT Karimun Mining	INDONESIA	Not Determined
Tin	PT Panca Mega Persada	INDONESIA	Conflict-Free
Tin	PT Alam Lestari Kencana	INDONESIA	Not Determined
Tin	PT BilliTin Makmur Lestari	INDONESIA	Not Determined
Tin	PT Bangka Kudai Tin	INDONESIA	Not Determined
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA	Not Determined
Tin	PT Timah (Persero), Tbk	INDONESIA	Conflict-Free
Tin	Cooper Santa	BRAZIL	Conflict-Free
Tin	Mineração Taboca S.A.	BRAZIL	Conflict-Free
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Conflict-Free
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	Not Determined
Tin	Gejiu Zi-Li	CHINA	Not Determined
Tin	EM Vinto	BOLIVIA	Conflict-Free
Tin	PT Belitung Industri Sejahtera	INDONESIA	Conflict-Free

VI.                               Future Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers. Over time, we anticipate that the amount of information globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its compliance program. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to those above, the Company will undertake the following steps during the next compliance period:

•                     Continue to collect responses from suppliers using the CMRT.

•                     Monitor and track performance of risk mitigation efforts.

•                     Compare and validate RCOI results to information collected via independent conflict-free smelter validation programs such as the CFSI.

•                     Continue to allow verified conflict-free material from the region to enter our supply chain.

VII.                          Independent Private Sector Audit

Not required for calendar year 2014.

VIII. Forward-Looking Statements

This report contains “forward looking statements” as defined by the Private Securities Litigation Reform Act of 1995 regarding Supreme’s plans to take additional actions as set forth in this report, including, but not limited to, under “Future Due Diligence.” Supreme’s reporting obligations under the Dodd-Frank Act may change in the future, and its ability to implement certain processes may differ materially from those anticipated or implied in this report. Supreme undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.